UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           August 9, 2006

Alliant Energy Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-9894	39-1380265
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4902 North Biltmore Lane, Madison, Wisconsin	53718
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code            (608) 458-3311

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events

        Eliot G. Protsch, Senior Executive Vice President and Chief Financial Officer of Alliant Energy Corporation (“Alliant Energy”) entered into an established stock trading plan in accordance with the guidelines of Rule 10b5-1 of the Securities and Exchange Act of 1934 and the Company’s policy regarding stock transactions by Company insiders. Mr. Protsch has served as an employee of Alliant Energy, or its predecessor companies, for a period of almost 28 years.

        This trading plan is designed for estate planning, asset diversification and liquidity purposes to provide for the monetization of a portion of Mr. Protsch’s equity position in Alliant Energy in a systematic, non-discretionary manner with the goal of minimal market impact and compliance with regulations adopted by the Securities and Exchange Commission.

        Under the trading plan, the brokerage firm may sell shares of Alliant Energy stock and may exercise stock options and sell underlying shares at prevailing market prices (but not below predetermined target prices). The total number of shares (including shares underlying options) subject to Mr. Protsch’s trading plan is 119,008. The trading plan became effective August 9, 2006 and the exercises and sales are expected to take place periodically through July 2007. In the event that the full number of options subject to the trading plan would be fully exercised and sold, Mr. Protsch would still maintain beneficial ownership of approximately 131,000 shares of Alliant Energy common stock based on information in the Alliant Energy 2006 Proxy Statement. The transactions under this plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

        Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT ENERGY CORPORATION

Date: August 10, 2006	By: /s/ John E. Kratchmer
John E. Kratchmer
Vice President-Controller and
Chief Accounting Officer